Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter 2013 Highlights From Continuing Operations:
•Diluted earnings per share of $0.48 ($0.55 Adjusted*)
•Net sales $438.3 million
•Aerospace operating margin: 14.8% (16.0% Adjusted*)
•Distribution organic sales growth of 5.2%

Full Year 2013 Highlights From Continuing Operations:

•	Diluted earnings per share of $2.09 ($2.16 Adjusted*)

•	Distribution sales increase 5.5% to record $1.1 billion

•	Record Aerospace operating income, with operating margin of 16.7% (17.0% Adjusted*)

BLOOMFIELD, Connecticut (February 27, 2014) - Kaman Corp. (NYSE:KAMN) today reported financial results for the fourth quarter and full year ended December 31, 2013.

Table 1. Summary of Financial Results
In thousands, except per share amounts	For the Three Months Ended
	December 31, 2013	December 31, 2012	$ Change
Net sales from continuing operations:
Distribution	$267,487	$248,280	$19,207
Aerospace	170,856	151,036	19,820
Net sales	$438,343	$399,316	$39,027

Operating income from continuing operations:
Distribution	$10,352	$11,155	$(803)
Aerospace	25,346	22,673	2,673
Net gain (loss) on sale of assets	(28)	(84)	56
Corporate expense	(11,395)	(10,503)	(892)
Operating income	$24,275	$23,241	$1,034

Diluted net earnings per share from continuing operations	$0.48	$0.52	$(0.04)
Adjustments*	0.07	0.09	(0.02)
Adjusted diluted net earnings per share*	$0.55	$0.61	$(0.06)

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “2013 was a successful year for Kaman as strong performance across a number of our Aerospace programs enabled us to deliver solid operating results. Despite the challenges encountered at Distribution, the segment achieved organic sales growth of 5.2% for the fourth quarter, our first quarter of year-over-year organic sales growth in Distribution since the second quarter of 2012.

The strong performance at Aerospace was attributable to increased deliveries of bearing products, JPF direct commercial sales and initial milestone achievements under our SH-2G(I) Helicopter program with New Zealand. We continued to make progress on our new program start-ups and initial deliveries on the AH-1Z program to Bell during the fourth quarter, which contributed to a 13.1% sales increase over the prior year. Our “One Kaman” strategy achieved its first significant program win with the recently announced 747-8 wing-to-body fairing contract with Boeing and we are confident this strategy will continue to resonate in the market providing us with additional opportunities on similar programs.

At Distribution we are focusing on making the necessary investments in this business in order to improve its long-term profitability, including the roll-out of our new ERP system. Additionally, we are reviewing the supply base with the intent of consolidating these relationships in order to improve our volume incentives. We are also increasing our sales force, a process which began in the first quarter of 2014, to further capitalize on expected improvements in the markets we serve."

Distribution Segment

Table 2. Summary of Distribution Segment Information (in thousands)
	For the three months ended		For the twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales from continuing operations	$267,487	$248,280	$1,067,839	$1,012,059
Operating income	$10,352	$11,155	$43,326	$50,560
% of sales	3.9%	4.5%	4.1%	5.0%

The increase in sales for the fourth quarter is due to the contribution of $6.4 million in sales from our acquisitions (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition) and a 3.5% increase in organic sales per sales day*. (See Table 3 for additional details regarding the Segment's sales per sales day performance.) Operating profit margin in the fourth quarter decreased due to lower purchase volume incentives and the recognition of $1.1 million in losses on mining contracts at our Mexico operations. These decreases were partially offset by the contribution from the acquisitions we completed in 2012 and 2013 and cost savings from our first quarter restructuring.

The increase in sales for the full year was due to the contribution of sales from our acquisitions partially offset by a decrease in organic sales of 1.7% when measured on a sales per sales day* basis. Operating income decreased during 2013 as compared to 2012 primarily due to negative operating leverage combined with lower volume incentives due to lower year-over-year organic sales volume, $2.4 million of losses on mining contracts at our Mexico operations and $2.8 million of expense associated with the restructuring in the first quarter of 2013. The first quarter restructuring resulted in cost savings of approximately $6.4 million for the full year.

Aerospace Segment

Table 3. Summary of Aerospace Segment Information (in thousands)
	For the three months ended		For the twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$170,856	$151,036	$613,967	$580,769
Operating income	$25,346	$22,673	$102,573	$89,142
% of sales	14.8%	15.0%	16.7%	15.3%

Fourth quarter sales increased as a result of higher shipments of our Joint Programmable Fuze ("JPF") to foreign customers, revenues associated with the SH-2G(I) contract with New Zealand and delivery of our first AH-1Z fuselage. Partially offsetting these increases were reductions of JPF shipments to the United States Government ("USG"), lower sales of engineering services and the absence of $2.5 million in sales related to the settlement of a program related matter in the fourth quarter of 2012.

Operating income for the fourth quarter increased due to gross profit from the SH-2G(I) program, higher commercial and military bearing product sales and the absence of $3.3 million in expense associated with the settlement of a program related matter in the fourth quarter of 2012. These increases were partially offset by a $2.1 million non-cash non-tax deductible goodwill impairment charge, higher sales of lower margin programs and decreased gross profit on certain metallic and composite aerostructures programs.

Sales for the full year increased primarily due to an increase in sales attributable to revenue from the SH-2G(I) contract with New Zealand, increased sales on our JPF program, revenue recognized on the AH-1Z program and higher military bearing product sales.

Operating income for the full year increased due to gross profit from the SH-2G(I) program, higher commercial and military bearing product sales and higher gross profit on our JPF program. The higher profit contributions were partially offset by lower gross profit due to cost growth on various programs across the segment, a $2.1 million non-cash non-tax deductible goodwill impairment charge and higher SG&A expense.

Outlook

The Company's expectations for 2014 are as follows:

•	Distribution:

◦	Sales of $1,115 million to $1,150 million

◦	Operating margins of 4.7% to 5.2%

•	Aerospace:

◦	Sales of $640 million to $660 million

◦	Operating margins of 16.5% to 17.0%

•	Interest expense of approximately $13 million

•	Corporate expenses of approximately $52 million

•	Estimated annualized tax rate of approximately 35%

•	Capital expenditures of $35 million to $40 million

•	Free cash flow* in the range of $40 million to $45 million

Senior Vice President and Chief Financial Officer, Robert D. Starr commented, "Full year earnings per share from continuing operations were $2.09, a 3% increase over the prior year, reflecting our ability to adjust and manage through difficult market conditions. Our continued focus on working capital allowed us to generate free cash flow* of $26.8 million during the quarter and $22.0 million for the full year, in line with expectations.

For 2014 we expect sequential earnings improvement throughout the year, with approximately 60% of the cumulative earnings coming in the second half. For Aerospace, we expect 2014 sales to increase more than 5%, with margins consistent with the high level achieved in 2013.

At Distribution, we anticipate improved operating performance as our initiatives deliver results in conjunction with improvements in underlying market conditions. Our 2014 operating margin outlook includes expenses related to our ERP roll-out, as well as the investment in approximately 50 to 60 account managers. Our phased ERP roll-out process, while reducing operational risk, will add operating expense burden ahead of the efficiencies the systems will ultimately deliver. Distribution operating margins are projected to improve as the year progresses and we expect to end the year at a strong run rate."

Please see the MD&A section of the Company's SEC Form 10-K filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, February 28, 2014, at 8:00 AM ET. Listeners may access the call live by telephone at (877) 546-5019 and from outside the U.S. at (857) 244-7551 (passcode: 45219647); or, via the Internet at www.kaman.com. A replay will also be available two hours after the call that can be accessed at (888) 286-8010 or (617) 801-6888 using the passcode: 84624979. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 4. Summary of Segment Information (in thousands)
	For the three months ended		For the twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales:
Distribution	$267,487	$248,280	$1,067,839	$1,012,059
Aerospace	170,856	151,036	613,967	580,769
Net sales	$438,343	$399,316	$1,681,806	$1,592,828

Operating income:
Distribution	$10,352	$11,155	$43,326	$50,560
Aerospace	25,346	22,673	102,573	89,142
Net gain (loss) on sale of assets	(28)	(84)	(128)	(105)
Corporate expense	(11,395)	(10,503)	(45,291)	(46,759)
Operating income	$24,275	$23,241	$100,480	$92,838

Depreciation and Amortization:
Distribution
Depreciation	$1,283	$1,405	$5,468	$5,161
Amortization	1,584	1,481	6,088	4,404
Total	$2,867	$2,886	$11,556	$9,565
Aerospace
Depreciation	$3,048	$2,895	$11,777	$10,829
Amortization	830	802	3,264	3,118
Total	$3,878	$3,697	$15,041	$13,947
Corporate
Depreciation	$1,014	$736	$3,723	$2,885
Amortization	397	623	1,555	1,986
Total	$1,411	$1,359	$5,278	$4,871

Non-GAAP Measure Disclosure

Management believes the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP net sales of the Distribution segment less sales derived from acquisitions completed during the preceding twelve months, divided by the number of sales days in a given period. Sales days are essentially days that the Company's branch locations are open for business and exclude weekends and holidays. Sales days are provided as part of this release. Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Consolidated Financial Statements” from the Company's Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period information is adjusted to reflect acquisition sales for that period as organic sales when calculating organic sales per sales day.

Table 5. Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended		For the twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales: Distribution	$267,487	$248,280	$1,067,839	$1,012,059
Acquisition related sales	6,420	—	72,578	—
Organic sales	$261,067	$248,280	$995,261	$1,012,059
Sales days	63	62	253	253
Organic sales per sales day	$4,144	$4,005	$3,934	$4,000
% change	3.5%		(1.7)%

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Consolidated Statements of Cash Flows.

Table 6. Free Cash Flow (in thousands)
	For the Twelve Months Ended	For the Nine Months Ended	For the Three Months Ended
	December 31, 2013	September 27, 2013	December 31, 2013
Net cash provided by (used in) operating activities	$62,948	$25,308	$37,640
Expenditures for property, plant & equipment	(40,928)	(30,118)	(10,810)
Free Cash Flow	$22,020	$(4,810)	$26,830

Table 7. Free Cash Flow - 2014 Outlook (in millions)
	2014 Outlook
Cash flows from operations	$75	to	$85
Expenditures for property, plant and equipment	(35)	to	(40)
Free Cash Flow	$40	to	$45

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity”. Management believes debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the consolidated balance sheets included in this release.

Table 8. Debt to Capitalization (in thousands)
	December 31, 2013	December 31, 2012
Notes payable	$559	$21
Current portion of long-term debt	10,000	10,000
Long-term debt, excluding current portion	264,655	249,585
Debt	275,214	259,606
Total shareholders' equity	511,292	420,193
Capitalization	$786,506	$679,799
Debt to capitalization	35.0%	38.2%

Non-GAAP adjusted net earnings and Non-GAAP adjusted diluted net earnings per share - Non-GAAP adjusted net earnings and Non-GAAP adjusted diluted net earnings per share are defined as net earnings and diluted earnings per share, less items that are not indicative of the operating performance of the business for the period presented. These items are included in the reconciliation below. Management uses Non-GAAP adjusted net earnings and Non-GAAP adjusted diluted net earnings per share to evaluate performance period over period, to analyze the underlying trends in our business and to assess the Company's performance relative to its competitors. We believe this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Non-GAAP adjusted net earnings and Non-GAAP adjusted diluted net earnings per share using “Net earnings” and “Diluted earnings per share” from the “Consolidated Statement of Operations” included in the Company's Form 10-K filed with the Securities and Exchange Commission on February 27, 2014.

Table 9. Reconciliation of Non-GAAP Financial Information - Net Earnings
(In thousands except per share amounts)

	For the three months ended		For the twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
NET EARNINGS:
GAAP Net earnings from continuing operations, as reported	$12,958	$13,934	$56,699	$53,928
GAAP Earnings from discontinued operations, net of taxes	(83)	(1,096)	(19)	(226)
Goodwill impairment charge	2,071	—	2,071	—
Resolution of Aerospace contract claim, net of tax	—	2,524	—	2,524
Costs associated with Disposal of Canadian operations, net of tax	—	1,103	—	1,103
Severance related to Aerospace realignment, net of tax	—	(79)	—	282
Aerospace contract claim settlement, net of tax	—	—	—	381
Non-GAAP adjusted net earnings	$14,946	$16,386	$58,751	$57,992

GAAP Diluted net earnings per share from continuing operations	$0.48	$0.52	$2.09	$2.03
GAAP Diluted net earnings per share from discontinued operations	(0.01)	(0.04)	(0.01)	(0.01)
Goodwill impairment charge	0.08	—	0.08	—
Resolution of Aerospace contract claim, net of tax	—	0.09	—	0.09
Costs associated with Disposal of Canadian operations, net of tax	—	0.04	—	0.04
Severance related to Aerospace realignment, net of tax	—	—	—	0.01
Aerospace contract claim settlement, net of tax	—	—	—	0.02
Non-GAAP adjusted diluted net earnings per share	$0.55	$0.61	$2.16	$2.18

Diluted weighted average shares outstanding	27,375	26,867	27,143	26,622

Non-GAAP adjusted net sales for Aerospace and Distribution and Non-GAAP adjusted operating income for Aerospace and Distribution - Non-GAAP adjusted sales for Aerospace and Distribution and Non-GAAP adjusted operating income for Aerospace and Distribution are defined as net sales for Aerospace and Distribution and operating income for Aerospace and Distribution, less items that are not indicative of the operating performance of Aerospace and Distribution for the period presented. These items are included in the reconciliation below. Management uses Non-GAAP adjusted net sales and Non-GAAP adjusted operating income to evaluate performance period over period, to analyze the underlying trends in our segments and to assess their performance relative to their competitors. We believe this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Non-GAAP adjusted net sales per reportable segment and Non-GAAP adjusted operating profit per reportable segment using “Net Sales - Aerospace”, "Net Sales - Distribution", "Operating Profit - Aerospace" and “Operating Profit - Distribution” from Footnote 20, Segment and Geographic Information, to the consolidated financial statements included in the Company's Form 10-K filed with the Securities and Exchange Commission on February 27, 2014.

Table 10. Reconciliation of Non-GAAP Financial Information - Operating Segments
(In thousands)
	For the three months ended		For the twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
AEROSPACE SEGMENT OPERATING INCOME:
GAAP net sales - Aerospace segment	$170,856	$151,036	$613,967	$580,769
Sales adjustment due to resolution of contract claim	—	(2,500)	—	(2,500)
Adjusted net sales - Aerospace segment	$170,856	$148,536	$613,967	$578,269

GAAP operating income - Aerospace segment	$25,346	$22,673	$102,573	$89,142
% of GAAP net sales	14.8%	15.0%	16.7%	15.3%
Goodwill impairment charge	2,071	—	2,071	—
Resolution of Aerospace contract claim	—	3,297	—	3,297
Severance related to Aerospace realignment	—	455	—	455
Aerospace contract claim settlement	—	—	—	586
Non-GAAP adjusted operating income - Aerospace segment	$27,417	$26,425	$104,644	$93,480
% of adjusted net sales	16.0%	17.8%	17.0%	16.2%

DISTRIBUTION SEGMENT OPERATING INCOME:
GAAP net sales from continuing operations - Distribution segment	$267,487	$248,280	$1,067,839	$1,012,059
Net sales from discontinued operations	—	4,814	—	20,117
Adjusted net sales - Distribution segment	$267,487	$253,094	$1,067,839	$1,032,176

GAAP operating income from continuing operations - Distribution segment	$10,352	$11,155	$43,326	$50,560
% of GAAP net sales from continuing operations	3.9%	4.5%	4.1%	5.0%
Operating (loss) income from discontinued operations	—	(1,099)	—	92
Costs associated with disposal of Canadian operations	—	1,490	—	1,490
Non-GAAP adjusted operating income - Distribution segment	$10,352	$11,546	$43,326	$52,142
% of adjusted net sales	3.9%	4.6%	4.1%	5.1%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets. The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. The company is a leading distributor of industrial parts, and operates more than 200 customer service locations and five distribution centers across North America. Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry. Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (iii) changes in geopolitical conditions in countries where the company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the conclusion to government inquiries or investigations regarding government programs, including the resolution of the Wichita subpoena matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (x) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xi) the accuracy of current cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xii) the profitable integration of acquired businesses into the company's operations; (xiii) the ability to implement our ERP systems in a cost-effective and efficient manner, limiting disruption to our business, and to capture their planned benefits while maintaining an adequate internal control environment; (xiv) changes in supplier sales or vendor incentive policies; (xv) the effects of price increases or decreases; (xvi) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvii) future levels of indebtedness and capital expenditures; (xviii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xix) the effects of currency exchange rates and foreign competition on future operations; (xx) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxi) future repurchases and/or issuances of common stock and (xxii) other risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.

Any forward-looking information provided in this report should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.
###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$438,343	$399,316	$1,681,806	$1,592,828
Cost of sales	322,099	289,844	1,215,182	1,150,855
Gross profit	116,244	109,472	466,624	441,973
Selling, general and administrative expenses	89,870	86,147	363,945	349,030
Goodwill impairment	2,071	—	2,071	—
Net (gain)/loss on sale of assets	28	84	128	105
Operating income from continuing operations	24,275	23,241	100,480	92,838
Interest expense, net	3,215	3,563	12,559	12,185
Other (income) expense, net	57	326	425	(175)
Earnings from continuing operations before income taxes	21,003	19,352	87,496	80,828
Income tax expense	8,045	5,418	30,797	26,900
Net earnings from continuing operations	12,958	13,934	56,699	53,928
Earnings from discontinued operations, net of taxes	(83)	(1,096)	(19)	(226)
Gain on disposal of discontinued operations, net of taxes	—	1,323	420	1,323
Total earnings from discontinued operations	(83)	227	401	1,097
Net earnings	$12,875	$14,161	$57,100	$55,025
Net earnings per share:
Basic net earnings per share from continuing operations	$0.48	$0.52	$2.12	$2.04
Basic net earnings per share from discontinued operations	—	(0.04)	—	(0.01)
Basic net earnings per share from disposal of discontinued operations	—	0.05	0.02	0.05
Basic net earnings per share	$0.48	$0.53	$2.14	$2.08
Diluted net earnings per share from continuing operations	$0.48	$0.52	$2.09	$2.03
Diluted net earnings per share from discontinued operations	(0.01)	(0.04)	(0.01)	(0.01)
Diluted net earnings per share from disposal of discontinued operations	—	0.05	0.02	0.05
Diluted net earnings per share	$0.47	$0.53	$2.10	$2.07
Weighted average shares outstanding:
Basic	26,815	26,559	26,744	26,425
Diluted	27,375	26,867	27,143	26,622
Dividends declared per share	$0.16	$0.16	$0.64	$0.64

KAMAN CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$10,384	$16,593
Accounts receivable, net	205,873	180,798
Inventories	390,495	367,385
Deferred income taxes	30,128	25,835
Income taxes receivable	2,297	—
Other current assets	26,028	27,434
Total current assets	665,205	618,045
Property, plant and equipment, net of accumulated depreciation of $167,282 and $149,696, respectively	148,508	128,669
Goodwill	203,923	192,046
Other intangible assets, net	89,449	92,913
Deferred income taxes	10,287	42,905
Other assets	23,259	22,415
Total assets	$1,140,631	$1,096,993
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$559	$21
Current portion of long-term debt	10,000	10,000
Accounts payable – trade	119,482	113,143
Accrued salaries and wages	33,677	35,869
Current portion of amount due to Commonwealth of Australia	—	6,659
Advances on contracts	9,470	1,900
Other accruals and payables	54,095	53,468
Income taxes payable	673	2,892
Total current liabilities	227,956	223,952
Long-term debt, excluding current portion	264,655	249,585
Deferred income taxes	3,855	5,150
Underfunded pension	85,835	148,703
Other long-term liabilities	47,038	49,410
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 27,189,922 and 26,881,257 shares issued, respectively	27,190	26,881
Additional paid-in capital	133,517	122,522
Retained earnings	439,441	399,473
Accumulated other comprehensive income (loss)	(81,121)	(121,590)
Less 330,487 and 277,473 shares of common stock, respectively, held in treasury, at cost	(7,735)	(7,093)
Total shareholders’ equity	511,292	420,193
Total liabilities and shareholders’ equity	$1,140,631	$1,096,993

KAMAN CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the year ended
	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Earnings from continuing operations	$56,699	$53,928
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	31,875	28,383
Accretion of convertible notes discount	1,833	1,738
Change in allowance for doubtful accounts	1,635	537
Net (gain) loss on sale of assets	128	105
Goodwill impairment	2,071	—
Change in amount Due to Commonwealth of Australia, net of gain (loss) on derivative instruments	178	(427)
Stock compensation expense	4,973	5,865
Excess tax (expense) benefit from share-based compensation arrangements	(543)	(883)
Deferred income taxes	1,991	(1,210)
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(23,016)	26,186
Inventories	(19,131)	(21,289)
Income tax receivable	(2,297)	527
Other current assets	1,110	4,619
Accounts payable-trade	13,058	1,688
Other accrued expenses and payables	(3,742)	(16,114)
Income taxes payable	(2,325)	(576)
Pension liabilities	(3,118)	56
Other long-term liabilities	1,168	1,447
Net cash provided by (used in) operating activities of continuing operations	62,547	84,580
Net cash provided by (used in) operating activities of discontinued operations	401	(3,610)
Net cash provided by (used in) operating activities	62,948	80,970
Cash flows from investing activities:
Proceeds from sale of assets	117	348
Proceeds from sale of discontinued operations	—	8,743
Expenditures for property, plant & equipment	(40,928)	(32,569)
Acquisition of businesses including earn out adjustments, net of cash received	(18,162)	(87,977)
Other, net	(2,302)	(6,401)
Cash provided by (used in) investing activities of continuing operations	(61,275)	(117,856)
Cash provided by (used in) investing activities of discontinued operations	—	(8)
Cash provided by (used in) investing activities	(61,275)	(117,864)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	22,720	(11,348)
Borrowings under Term Loan Facility	—	100,000
Debt repayment	(10,000)	(35,000)
Net change in book overdraft	(9,878)	(2,698)
Proceeds from exercise of employee stock awards	6,333	7,550
Purchase of treasury shares	(644)	(733)
Dividends paid	(17,091)	(16,882)
Debt issuance costs	(98)	(2,132)
Windfall tax (expense) benefit	543	883
Cash provided by (used in) financing activities of continuing operations	(8,115)	39,640
Cash provided by (used in) financing activities of discontinued operations	—	(1,067)
Cash provided by (used in) financing activities	(8,115)	38,573
Net increase (decrease) in cash and cash equivalents	(6,442)	1,679
Effect of exchange rate changes on cash and cash equivalents	233	(71)
Cash and cash equivalents at beginning of period	16,593	14,985
Cash and cash equivalents at end of period	$10,384	$16,593